Exhibit 4.3

AIRGAS, INC.
DEFERRED COMPENSATION PLAN II
AMENDMENT NO. 2

WHEREAS, Airgas, Inc. (the “Company”) adopted the Airgas, Inc. Deferred Compensation Plan II effective July 1, 2006 (the “Plan”); and
WHEREAS, certain changes to the Plan are necessary to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder; and
WHEREAS, the Company, by action of its Board of Directors, retained the right to amend the Plan under Article IX thereof;
NOW THEREFORE, effective July 1, 2008, the Plan is amended as follows:
1.    The first sentence of Section 5.3 is amended to read as follows:
“The benefits payable from any sub-Account under the Plan shall be paid in the form specified by the Participant in the applicable Distribution Election.”
2.    The last sentence of Section 5.5 is amended to read as follows:
“The amount distributed on an Unforeseeable Emergency shall be withdrawn on a pro-rata basis from such Participant’s sub-Accounts.”
TO RECORD THE ADOPTION OF THIS AMENDMENT TO THE PLAN, the Company has caused this instrument to be executed on its behalf by a duly authorized officer this 11th day of August, 2008.

AIRGAS, INC.
By: /s/ Dwight T. Wilson

Title: Senior Vice President – Human Resources